Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BAR HARBOR BANKSHARES

/s/Joseph M Murphy
Date: March 29, 2004	Joseph M. Murphy
Chief Executive Officer

/s/Gerald Shencavitz
Date: March 29, 2004	Gerald Shencavitz
Chief Financial Officer